UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2006

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	65-0903895
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K/A (Amendment No.1) amends and restates the Form 8-K previously filed on March 6, 2006 to report that our subsidiary, Net 1 Applied Technologies South Africa Limited, or Net 1 SA, and Prism Holdings Limited, or Prism, entered into an agreement, dated as of March 3, 2006, as amended on March 24, 2006, relating to the previously announced acquisition of Prism (the “Agreement”).

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

As previously announced, on March 3, 2006, Net 1 SA increased the amount of its offer to acquire Prism to ZAR1.16 per share from ZAR1.02 per share (approximately $.19 from $.17, respectively, at the ZAR:$ exchange rate as of March 3, 2006) for a total consideration of $114 million. Net 1 SA, in conjunction with increasing the amount of its offer to acquire Prism, entered into the Agreement on March 3, 2006 pursuant to which Net 1 SA agreed, subject to the conditions stated in the Agreement, to propose a scheme of arrangement under South African law, or the Scheme, to enable Net 1 SA to acquire all of the issued ordinary share capital of Prism on the terms and conditions set out in the Agreement.

As previously announced, under the Agreement, Net 1 SA and Prism have agreed to a break fee of ZAR 6,865,000 (approximately $1.1 million) which will be payable by Prism to Net 1 SA if the Net 1 SA offer fails due to a competing offer or bid being made and accepted by Prism shareholders which results in a change of control (being in excess of 45%) of Prism within 6 months of the date on which the Scheme or the Net 1 SA offer fails or is withdrawn.

Upon implementation of the Scheme, certain members of Prism’s management, or the Executives, will be required to use a portion of the money (approximately ZAR 28.9 million in the aggregate (approximately $4.7 million, at the ZAR:$ exchange rate as of March 3, 2006)) they receive upon selling their Prism shares and options to Net 1 SA to purchase shares of our common stock at $31.73. The resale of these shares will be subject to certain restrictions. Additionally, upon consummation of the Scheme, we will grant to the Executives and other Prism employees options to acquire an aggregate of 1,050,000 of our shares at fair market value as of March 3, 2006. These options will vest, pro rata, over a period of 5 years.

As previously announced, the requirement of Net 1 SA and Prism to perform their respective obligations under the Agreement are subject to certain conditions including, but not limited to, completion of due diligence by Net 1 SA by March 29, 2006 (which has been completed), no material adverse effect on Prism, receipt of regulatory and legal approvals by South African authorities, approval by a majority of 75% of Prism shareholders and the absence of any competing offer for Prism by a third party which results in the withdrawal of written undertakings by Prism shareholders to support the transaction such that holders of less than 40% of Prism’s shares remain bound by such undertakings.

The description set forth above is qualified in its entirety by the Agreement which is filed as an exhibit to this report and incorporated by reference. The annexes to the Agreement have been omitted from Exhibit 2.1 hereto. The Company hereby agrees to furnish supplementally a copy of any annex to the Agreement to the Securities and Exchange Commission upon its request.

Item 8.01. Other Event

Our subsidiary, Net 1 SA, increased the amount of its offer to acquire Prism to ZAR1.16 per share from ZAR1.02 per share (approximately $.19 from $.17, respectively, at the ZAR:$ exchange rate as of March 3, 2006). As required by South African regulations, Prism issued a press release in South Africa. A copy of the press release is furnished with this 8-K/A as Exhibit 99.1, but is not incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

	2.1	Agreement, dated as of March 3, 2006, between Net 1 Applied Technologies South Africa Limited and Prism Holdings Limited, as amended.

	99.1	Press Release, dated March 3, 2006

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: April 6, 2006	By:	/s/ Dr. Serge C.P. Belamant
Dr. Serge C.P. Belamant
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement, dated as of March 3, 2006, between Net 1 Applied Technologies South Africa Limited and Prism Holdings Limited, as amended.

99.1	Press Release, dated March 3, 2006